Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 33-77022

Prospectus

DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

The Dividend Reinvestment and Share Purchase Plan (the “Plan”) of Enbridge Inc. (the “Corporation”) permits registered holders of common shares of the Corporation (“Common Shares”) to purchase additional Common Shares by reinvesting all of the cash dividends paid on the Common Shares and also by making optional cash payments of up to CDN$5,000 per quarter.

The price of the Common Shares purchased under the Plan with reinvested dividends will be 98% of the weighted average of the trading prices for Common Shares on the Toronto Stock Exchange on the five trading days preceding a dividend payment date.  The Directors may, in their sole discretion, at any time, with effect at the time of declaration of the next dividend payment, determine to change the Plan by changing or eliminating the then-applicable discount.   The price for Common Shares purchased under the Plan with optional cash payments will be 100% of the weighted average of the trading prices for Common Shares on the Toronto Stock Exchange on the five trading days preceding the relevant dividend payment date.

The Plan is available to every registered holder of Common Shares.  The Common Shares purchased under the Plan will, at the option of the Corporation, be issued directly from the treasury of the Corporation or be purchased in the open market on a stock exchange.  All administrative expenses will be paid by the Corporation.

All enquiries relating to the Plan should be addressed to: CST Trust Company, P.O. Box 4229, Station A, Toronto, Ontario M5W 0G1 (Telephone: (416) 682-3860 or toll free 1-800-387-0825).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 18, 2013.

ENFORCEMENT OF CIVIL LIABILITIES

The Corporation is a Canadian corporation, and the majority of its assets and operations are located, and the majority of its revenues are derived, outside the United States. It may not be possible for investors to enforce outside the United States judgments against the Corporation obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the United States Federal and state securities laws. In addition, certain of the directors and officers of the Corporation are residents of Canada or other jurisdictions outside of the United States, and all or a substantial portion of the assets of those directors and officers are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon those persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of United Stated Federal and state securities laws.

AVAILABLE INFORMATION

The Corporation has filed with the U.S. Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) a registration statement on Form F-3 relating to the securities and of which this prospectus forms a part. This prospectus does not contain all of the information set forth in such registration statement, certain items of which are contained in the exhibits to the registration statement as permitted or required by the rules and regulations of the SEC.  Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance, reference is made to the exhibit, if applicable, for a more complete description of the relevant matter, each such statement being qualified in its entirety by such reference. Items of information omitted from this prospectus but contained in the registration statement will be available on the SEC’s website at www.sec.gov.

The Corporation is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the SEC. Under the multi-jurisdictional disclosure system adopted by the United States and Canada, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. The Corporation is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Under the Exchange Act, the Corporation is not required to publish financial statements as promptly as United States companies.  The reports and other information we file with the SEC will be available on the SEC’s website at www.sec.gov.  You may read and copy any document that we have filed with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the same documents from the public reference room of the SEC by paying a fee. You should call the SEC at 1-800- SEC-0330 or access its web site at www.sec.gov for further information about the public reference rooms.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus, any prospectus supplement or subsequent filings deemed incorporated by reference into this prospectus.

This prospectus incorporates by reference the documents set forth below that we have previously filed with or furnished to the SEC:

•     consolidated comparative financial statements of the Corporation for the years ended December 31, 2012 and 2011 and the auditors’ report thereon, included as an exhibit to the Corporation’s Form 40-F for the year ended December 31, 2012, filed with the SEC on February 15, 2013;

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•     management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2012, included as an exhibit to the Corporation’s Form 40-F for the year ended December 31, 2012, filed with the SEC on February 15, 2013;

•     consolidated comparative interim unaudited financial statements of the Corporation for the three and nine month periods ended September 30, 2013, filed on Form 6-K with the SEC on November 6, 2013;

•     management’s discussion and analysis of financial condition and results of operations for the three and nine month periods ended September 30, 2013, filed on Form 6-K with the SEC on November 6, 2013;

•     Management Information Circular of the Corporation dated March 5, 2013 relating to the annual meeting of shareholders held on May 8, 2013, filed on Form 6-K with the SEC on April 2, 2013;

•     Annual Information Form of the Corporation, dated February 14, 2013, for the fiscal year ended December 31, 2012, included as an exhibit to the Corporation’s Form 40-F for the year ended December 31, 2012, filed with the SEC on February 15, 2013;

•     our Reports of Foreign Issuer on Form 6-K, filed with the SEC on December 2, 2013 and December 12, 2013; and

•     our Registration Statement on Form 8-A, filed on October 3, 2001.

In addition, all documents that we will file with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act, and, to the extent expressly stated therein, certain Reports on Form 6-K furnished by us which specifically state that they are intended to be incorporated by reference, after the date of this prospectus and prior to the termination of any offering of securities offered by this prospectus shall be deemed to be incorporated by reference in this prospectus from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus from the date of filing of such document.

We will provide, without charge, to any person who receives a copy of this prospectus, upon written or oral request, a copy of any documents identified above, other than exhibits to such incorporated documents, unless the exhibits are specifically incorporated by reference in such incorporated document. Requests should be directed to: Corporate Secretary of Enbridge Inc., Suite 3000, 425 — 1st Street S.W., Calgary, Alberta, T2P 3L8 (telephone (403) 231-3900).

VALIDITY OF THE SECURITIES

The validity of the Common Shares has been passed upon for the Corporation by McCarthy Tétrault LLP, Calgary, Alberta, Canada, corporate counsel to the Corporation.

EXPERTS

The consolidated annual financial statements of the Corporation for the year ended December 31, 2012 and 2011 incorporated by reference in this prospectus have been so incorporated in reliance on the audit report, which is also incorporated by reference in this prospectus supplement, of PricewaterhouseCoopers LLP, Chartered Accountants, Calgary, Alberta, on the authority of such firm as experts in auditing and accounting.

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INDEMNIFICATION

Section 34 of By-law No. 1 of the Corporation provides, with regard to indemnity and insurance under the Canada Business Corporations Act (the “CBCA” or the “Act”), in part as follows:

Indemnity of directors, officers and others.   Subject to the limitations contained in the Act but without limit to the right of the Corporation to indemnify as provided for in the Act, the Corporation shall indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity, if the individual:

(a)

acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Corporation’s request; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that the individual’s conduct was lawful.

The CBCA provides that a Corporation may indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity (collectively an “Indemnified Person”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemnified Person in respect of any civil, criminal, administrative, investigative or other proceeding (other than an action by or on behalf of the Corporation to procure a judgment in its favor) in which the Indemnified Person is involved because of that association with the Corporation or other entity, if the Indemnified Person satisfies the conditions set forth above in paragraphs (a) and (b). In respect of an action by or on behalf of the Corporation or other entity to procure a judgment in its favor, the Corporation, with the approval of a court, may indemnify an Indemnified Person against all costs, charges and expenses reasonably incurred by an Indemnified Person in connection with such action, if the Indemnified Person satisfies the conditions set forth above in paragraphs (a) and (b). Notwithstanding the foregoing, an Indemnified Person is entitled to indemnification from the Corporation in respect of all costs, charges and expenses reasonably incurred by such Indemnified Person in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which such Indemnified Person is made a party by reason of such Indemnified Person’s association with the Corporation or such other entity, if such Indemnified Person satisfies the conditions set forth above in paragraphs (a) and (b) and was not judged by the court or other competent authority to have committed any fault or omitted to do anything that such Indemnified Person ought to have done.

As authorized by Section 35 of By-law No. 1, the Corporation has an insurance policy which indemnifies directors and officers against certain liabilities incurred by them in their capacities as such, including among other things, certain liabilities under the Securities Act.

Insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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You should rely only on the information contained in or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with different information.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities covered hereby to any person in any jurisdiction where such an offer or solicitation would be unlawful.  You should bear in mind that although the information contained in, or incorporated by reference in this prospectus is intended to be accurate as of the date on the front of those documents, that information may also be amended, supplemented or updated by the subsequent filing of additional documents incorporated by reference into this prospectus and by any subsequently filed prospectus amendments.

		DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN
Enforcement of Civil Liabilities	1
Available Information	1
Documents Incorporated by Reference	1
Validity of Securities	2
Experts	2
Indemnification	3

		PROSPECTUS

DIVIDEND

REINVESTMENT AND

SHARE PURCHASE PLAN

OFFERING

CIRCULAR

December 18, 2013

Shareholders should read carefully the entire Offering Circular before making any decision regarding the Dividend Reinvestment and Share Purchase Plan described below.

DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

OFFERING CIRCULAR

ENQUIRIES

All enquiries relating to the plan should be addressed to:

CST Trust Company

P.O. Box 4229, Station A, Toronto, Ontario M5W 0G1

Telephone: (416) 682-3860 or toll free 1-800-387-0825

DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

THE CORPORATION

Enbridge Inc. (the “Corporation”) is a corporation continued under the Canada Business Corporations Act and is engaged, through its subsidiaries, in the pipeline transportation and gas distribution services. The Corporation’s registered office is located at 3000, 425 – 1st Street S.W., Calgary, Alberta T2P 3L8.

DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

The Dividend Reinvestment and Share Purchase Plan (the “Plan”) enables holders of record of common shares of the Corporation (“Common Shares”) to purchase additional Common Shares by reinvesting all of the cash dividends paid on the Common Shares and also by making optional cash payments of up to CDN$5,000 per quarter, in both cases without incurring brokerage or other transaction expenses. Common Shares distributed under the Plan will, at the option of the Corporation, be issued directly from the treasury of the Corporation or be purchased on a stock exchange. The declaration of dividends to the holders of Common Shares is at the discretion of the Board of Directors of the Corporation. Dividends in respect of the Corporation’s Common Shares have generally been paid on March 1, June 1, September 1 and December 1 of each year.

Price

The price of the Common Shares purchased on behalf of a registered holder of Common Shares who participates in the Plan (a “Participant”) with reinvested dividends will be 98% of the weighted average of the trading prices for Common Shares on the Toronto Stock Exchange on the five trading days preceding a dividend payment date. The Directors may, in their sole discretion, at any time, with effect at the time of declaration of the next dividend payment, determine to change or eliminate the then-applicable discount.

Optional cash payments by holders of record of up to CDN$5,000 per quarter will be used to purchase Common Shares under the Plan at a price equal to 100% of the weighted average of the trading prices for Common Shares on the Toronto Stock Exchange on the five trading days preceding a dividend payment date.

“Trading day”, means a day on which not less than 500 Common Shares were traded.

Benefits to Participants

The following are certain of the benefits to Participants in the Plan:

1.     There are no brokerage commissions or service charges for Common Shares purchased through the Plan. All administration costs of the Plan will be paid by the Corporation.

2.     Full reinvestment of dividends is achieved since the Plan permits fractions of Common Shares and dividends in respect of such fractions to be credited to a Participant’s account.

3.     All Common Shares purchased under the Plan will be held for the Participant’s account by CST Trust Company (the “Trustee”) as trustee on behalf of the Participant. The Trustee will provide a statement to the Participant following each dividend payment date.

4.     Participation in the Plan may be terminated by a Participant at any time (but no more than once per year) subject to the notice and settlement requirements in the Plan.

Participation

If your Common Shares are registered in your name:

Except as described below, a registered holder of Common Shares is eligible at any time to participate in the Plan with respect to all of the Common Shares registered in such holder’s name by completing the enclosed Enrolment Form and sending it to the Trustee.

If your Common Shares are not registered in your name:

A beneficial owner of Common Shares whose shares are not registered in his or her own name may participate in the Plan after having those shares transferred into his or her own name or into a specific segregated registered account. A beneficial owner whose shares are held in a specific segregated registered account, such as a numbered account with a bank, trust company or broker, may request that entity, subject to any restriction imposed by such entity, to enrol such account in the Plan with respect to those shares.

Participation

Once a shareholder has enrolled in the Plan, participation continues automatically unless terminated in accordance with the terms of the Plan.  (See “Termination of Participation” below.)

Under the Plan, registered holders of Common Shares may direct the Trustee to reinvest cash dividends on all of the Common Shares registered in a particular name or manner, and to apply optional cash payments of up to CDN$5,000 per quarter, to purchase new Common Shares.

A registered holder of Common Shares will become a Participant in the Plan as of the first dividend record date following receipt by the Trustee of a properly completed Enrolment Form provided that the Enrolment Form is received not later than five business days before such dividend record date. If an Enrolment Form is received by the Trustee less than five business days before the record date for a particular dividend that dividend will be paid to the shareholder in the usual manner and participation in the Plan will commence with the next dividend. Dividend record dates for the Common Shares have generally been on February 15, May 15, August 15 and November 15 in each year. Notice of the record date and payment date for any particular dividend is published in the financial press at least seven days before the record date.

A Participant should note that Common Shares acquired outside of the Plan which are not registered in exactly the same name or manner as Common Shares enrolled in the Plan will not be automatically enrolled in the Plan. A Participant purchasing additional Common Shares outside of the Plan is advised to contact the Trustee to ensure that all Common Shares owned by it are enrolled in the Plan.

Method of Purchase

Cash dividends payable on Common Shares registered for a Participant in the Plan, after deduction of any applicable withholding tax, will be paid to the Trustee and applied automatically by the Trustee on each dividend payment date to the purchase of Common Shares for that Participant.

A Participant’s account will be credited with the number of Common Shares, including fractions computed to three decimal places, which is equal to the aggregate amount of the cash dividends after the deduction of any applicable withholding tax, reinvested for such Participant divided by the applicable purchase price. Full reinvestment of dividends under the Plan is possible because fractions of Common Shares, as well as whole Common Shares, are credited to a Participant’s account. The rounding of any fractional interest is determined by the Trustee using such methods as it deems appropriate in the circumstances.

Optional Cash Payments

Optional cash payments received by the Trustee from a Participant not less than five business days prior to a dividend payment date will be applied by the Trustee to the purchase of Common Shares in the same manner as described under “Method of Purchase” above.  Cash dividends paid on Common Shares purchased with optional cash payments will automatically be reinvested in additional Common Shares in the same manner as described under “Method of Purchase” above.

The option to make cash payments is available to a Participant each quarter is not subject to a minimum but may not exceed CDN$5,000 per quarter.  To make an initial optional cash payment, a Participant must (i) complete an Optional Cash Purchase Form, (ii) enclose a personal cheque made payable to CST Trust Company. (iii) complete and sign a CST Trust Company Participant Declaration Form and deliver these three items to the Trustee. (See “Federal Anti-Terrorism and Anti-Money Laundering Legislation” below.)  If a Participant has not previously delivered a completed Enrolment Form to the Trustee, the Participant must do so together with items (i)-(iii) above.  To make subsequent optional cash payments, a Participant must deliver subsequent payments to the Trustee by personal cheque, certified cheque, bank draft or other means acceptable to the Trustee.  The same amount of money need not be sent each quarter and there is no obligation to make an optional cash payment each quarter.

Optional cash payments received by the Trustee less than five business days preceding a dividend payment date will be held by the Trustee until the next dividend payment date. No interest will be paid by the Corporation or by the Trustee on any funds received prior to a dividend payment date. Any interest earned on such funds will be applied by the Corporation to defray the costs of the Plan.

Costs

There are no brokerage commissions payable by a Participant with respect to Common Shares purchased under the Plan. Common Shares purchased on behalf of a Participant are either purchased directly from the treasury of the Corporation, in which case there are no brokerage commissions, or purchased on a stock exchange, in which case all brokerage commissions are paid by the Corporation. A Participant will be responsible for the brokerage commission on a disposition of whole Common Shares effected by the Trustee if the Corporation terminates a Participant from that Plan as described under “Termination of Participation”. All administrative costs of the Plan are paid by the Corporation.

Federal Anti-Terrorism and Anti-Money Laundering Legislation

Federal anti-terrorism and anti-money laundering legislation requires that certain personal information be provided by Participants wishing to make optional cash payments. If an optional cash payment is being made, Participants will initially be required to complete a declaration on CST Trust Company’s Participant Declaration Form, provide a personal cheque and submit these items to the Trustee with a completed Optional Cash Purchase Form. A Participant’s initial Optional Cash Purchase Form and optional cash payment will not be processed without a duly completed and signed CST Trust Company Participant Declaration Form and a personal cheque.

Statements of Account

The Trustee will maintain an account for each Participant in the Plan. A statement of account will be mailed by the Trustee to each Participant approximately two weeks after each dividend payment date. This statement will set out the amount of the cash dividend paid on the Participant’s Common Shares, the amount of any applicable withholding tax, the amount of any optional cash payment made by the Participant, the number of Common Shares purchased through the Plan with respect to such dividend and optional cash payment, the purchase price per Common Share and the updated total number of Common Shares being held by the Trustee for the Participant in his or her account. These statements of account are a Participant’s continuing record of the cost of purchases and should be kept for tax purposes. In addition, each Participant will receive the appropriate information annually for reporting dividends for tax purposes.

Share Certificates

Generally, Common Shares purchased through the Plan will be held in the name of the Trustee for a Participant and reported on the Participant’s statement of account. This service protects against loss, theft or destruction of share certificates. However, a Participant who requires a share certificate but who does not wish to terminate participation in the Plan may obtain a certificate for any number of whole Common Shares held in his or her account by written request to the Trustee. A certificate will not be issued for a fraction of a share.

A Plan account is maintained in the same name in which certificates were registered with the Corporation at the time the Participant enrolled in the Plan. Consequently, certificates for whole Common Shares withdrawn from the account maintained for a Participant by the Trustee will be registered in exactly the same manner when issued.

Shares being held by the Trustee for a Participant in his or her account may not be pledged, sold or otherwise disposed of by a Participant. A Participant who wishes to do so must request that a certificate for the required number of Common Shares be issued before such action may be taken. Certificates will generally be issued to a Participant within three weeks of receipt by the Trustee of a Participant’s written request and at no cost. Common Shares evidenced by the newly issued certificates will continue to be eligible to participate in the Plan while owned by the Participant and while such shares are recorded in a Plan account in the Participant’s name.

Termination of Participation

Participation in the Plan may be terminated by a Participant at any time (but no more than once per year) by written notice to the Trustee signed by the registered holder or his or her agent. If such notice is not signed by the registered holder, sufficient evidence of the agent’s authority to act on behalf of the registered holder must be supplied. Generally, a termination will be processed within three weeks of receipt by the Trustee of a written request for termination or, if the request is received less than five business days before a dividend record date, within three weeks after the next dividend payment date.

When a Participant terminates participation in the Plan, the Participant will receive from the Trustee a certificate for the whole Common Shares held in the Participant’s account and a cash payment for any fraction of a Common Share. The cash payment for a fraction of a Common Share will be based on the weighted average of the trading prices for Common Shares, calculated for the latest dividend paid in the manner described under “Price” and applied to any fraction of a Common Share in a Participant’s account.

Participation in the Plan will be terminated upon receipt by the Trustee of appropriate evidence of the death of a Participant. In such case, a certificate for the whole Common Shares in the Participant’s account will be issued in the name of the deceased Participant, along with a cash payment for any fraction of a Common Share in the account based on the weighted average of the trading prices for Common Shares, calculated for the latest dividend paid in the manner described under “Price” and applied to any fraction of a Common Share in a Participant’s account.  Requests for issuance of a certificate for the whole Common Shares in the name of an estate and a cash payment for a fractional Common Share in the name of an estate must be accompanied by such appropriate documentation as may be reasonably requested by the Trustee and the Corporation.

After termination of participation in the Plan, future dividends will be paid to the shareholder in cash.

The Corporation shall have the right to terminate participation in the Plan for Participants who hold fewer than five Common Shares in his or her account and holds no other Common Shares. Upon termination by the Corporation pursuant to this provision, the Trustee will sell the whole Common Shares in the Participant’s account and pay the Participant the proceeds of such sale, net of brokerage commissions, together with cash for the fractional Common Shares held in the account based on the weighted average of the trading prices for Common Shares, calculated for the latest dividend paid in the manner described under “Price” and applied to any fraction of a Common Share in a Participant’s account.

Disposition of Shares Held in Certificate Form

If a Participant sells or transfers all of the Common Shares he or she holds in certificate form that are enrolled in the Plan, but does not sell Common Shares that are being held for such person by the Trustee, participation in the Plan will continue for the latter shares, subject to termination as described under “Termination of Participation” and “Amendment, Suspension or Termination of the Plan”.

Rights Offerings

If the Corporation makes available to registered holders of Common Shares any rights to subscribe for additional Common Shares or other securities, certificates representing such rights will be forwarded to a Participant in the Plan in proportion to the number of whole Common Shares owned by such Participant, including Common Shares being held for the Participant by the Trustee. Such rights will not be available for any fraction of a Common Share held for a Participant.

Dividends Paid in Common Shares and Stock Splits

Any dividends paid by the Corporation in Common Shares will be credited to a Participant’s account based on whole and fractional Common Shares being held for a Participant by the Trustee. The date of acquisition of such Common Shares will be the dividend payment date on which such dividend is paid and such Common Shares will be entitled to future dividend reinvestment in the same manner as other Common Shares held in the Participant’s account.

Common Shares resulting from a stock split will also be credited to a Participant’s account based on whole and fractional Common Shares being held for a Participant by the Trustee.

Certificates for Common Shares resulting from a dividend paid in Common Shares or stock split with respect to Common Shares held in certificate form by a Participant will be mailed directly to the Participant.

Share Voting

Whole Common Shares held in a Participant’s account by the Trustee are voted in the same manner as Common Shares held by a shareholder in certificate form, either by proxy or by the Participant in person. A fractional share does not carry the right to vote.

Responsibilities of the Corporation and the Trustee

Neither the Corporation nor the Trustee will be liable for any act undertaken or omitted in good faith, and neither the Corporation nor the Trustee shall have any duties, responsibilities or liabilities except as are expressly set forth in the Plan or as are required by law. In particular, the Corporation and the Trustee must comply with all applicable laws now or hereafter in force which may impose a duty to permit any properly authorized party to have access to and examine and make copies of any records relating to the Plan.

Neither the Corporation nor the Trustee can assure a profit or protect against financial loss in respect of Common Shares purchased under the Plan.

Amendment, Suspension or Termination of the Plan

The Corporation reserves the right to amend, suspend or terminate the Plan at any time, provided that such action may not have any retroactive effect which is prejudicial to the interests of a Participant. Participants will be sent written notice of any material amendment to or of any suspension or termination of the Plan.

If the Plan is terminated by the Corporation, Participants will receive a certificate for whole Common Shares being held in the Participant’s account and a cash payment for any fraction of a Common Share based on the weighted average of the trading prices for Common Shares, calculated for the latest dividend paid in the manner described under “Price” and applied to any fraction of a Common Share in a Participant’s account.

Notices

All notices required to be given to a Participant in the Plan will be mailed to the Participant at its most recent address shown on the records of the Corporation.

All communications to the Trustee and requests for forms or information regarding the Plan should be directed to:

CST Trust Company

P.O. Box 4229

Station A

Toronto, Ontario M5W 0G1

Telephone: (416) 682-3860 or toll free 1-800-387-0825

Tax Considerations

The following summary of material Canadian and United States Federal income tax consequences is of a general nature only, is not exhaustive of all possible tax considerations and is not intended to be legal or tax advice to any particular holder of Common Shares. Shareholders are advised to consult a tax advisor as to the consequences of participation in the Plan.  This summary assumes that the Common Shares are held by the Participant as capital property.

Canadian Participants

The following is a general description of the principal Canadian Federal income tax provisions affecting a Participant resident in Canada.  This summary is based on the provisions of the Income Tax Act (Canada) and the regulations thereunder (the “Act”) in effect on December 18, 2013 and all specific proposals to amend the Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to that date.  This summary does not take into account or anticipate any changes in law or administrative practice which occur after December 18, 2013.

All cash dividends reinvested on behalf of a Participant will be subject to the tax treatment normally accorded to taxable dividends received by the Participant directly from the Corporation.  For example, in the case of a Participant who is an individual, dividends will be subject to the gross-up and credit rules or, in the case of a Participant that is a private corporation or one of certain other corporations, a refundable tax will apply to the amount of the dividend. Other taxes could apply depending on the circumstances of the Participant.  The fact that dividends are reinvested pursuant to the Plan does not affect the taxability of dividends to the Participant nor the status of any dividend as an “eligible dividend” under the Act.

A Participant will not realize any taxable income on receipt of a certificate for whole Common Shares in his or her account, whether upon request for such certificate from the Participant’s account, upon termination of participation of that Participant or upon termination of the Plan by the Corporation.  However, a Participant who holds Common Shares as capital property may realize a capital gain or loss on the sale or exchange of whole and fractional Common Shares acquired through the Plan.  For purposes of determining the amount of any capital gain or capital loss which may result from the disposition of Common Shares, the adjusted cost base of Common Shares owned by a Participant is the average cost of all such Common Shares owned and acquired by a Participant subsequent to 1971, whether acquired through reinvesting dividends or otherwise acquired outside the Plan.  The cost of a Common Share credited to a Participant’s account pursuant to the Plan will equal the price of such Common Share, calculated in the manner described under “Price”.

For the purpose of calculating an individual’s alternative minimum tax, 80% of capital gains and the full amount of dividends received (exclusive of the gross-up) are included in adjusted taxable income, as defined in the Act, of a Participant.

United States Participants

The following discussion of certain Canadian Federal and United States Federal income tax consequences of participation in the Plan by a citizen or a resident of the United States, including a corporation incorporated under the laws of the States thereof or the District of Columbia (a “U.S. Participant”) is based on the applicable provisions of the Act and United States laws and regulations as currently in effect, as well as on the Convention Between Canada and the United States with Respect to Taxes on Income and on Capital (the “Treaty”). These laws are subject to change, possibly on a retroactive basis. The information is for general guidance only and does not address the consequences applicable to certain specialized classes of taxpayers such as securities dealers, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, persons liable for the alternative minimum tax, tax-exempt institutions, life insurance companies, persons that actually or constructively own 10% or more of the Corporation’s voting stock, persons that hold Common Shares as part of a straddle or a hedging or conversion transaction, persons that purchase or sell Common Shares as part of a wash sale for tax purposes or U.S. Participants whose functional currency is not the U.S. dollar. In addition, a U.S. Participant may incur United States state and local income tax in addition to Federal income tax.

An “Eligible U.S. Participant” is a U.S. Participant that:

•                  is a resident of the United States for the purposes of the Treaty;

•                  does not maintain a permanent establishment or fixed base in Canada to which shares are attributable and through which the U.S. Participant carries on or has carried on business (or, in the case of an individual, performs or has performed independent personal services); and

•                  is otherwise eligible for benefits under the Treaty with respect to income from participating in the Plan.

U.S. Participants should consult with their own tax advisors regarding the United States Federal, state and local and the Canadian and other tax consequences of participating in the Plan in their particular circumstances. In particular, Participants should confirm their status as an Eligible U.S. Participant with their advisors and should discuss any possible consequences of failing to qualify as an Eligible U.S. Participant.

This discussion addresses only United States Federal income taxation and Canadian Federal income taxation.

Dividends paid on the Corporation’s Common Shares to an Eligible U.S. Participant and designated for reinvestment under the Plan will generally be reduced by Canadian withholding tax before reinvestment. Under the Act, the rate of withholding tax on dividends is 25%.  However, under the Treaty the rate of Canadian withholding tax applicable to an Eligible U.S. Participant will generally not exceed 15% of the gross dividend amount.

For U.S. Federal income tax purposes, a U.S. Participant must include in income dividends that are reinvested and paid in the form of Common Shares. The amount to be included in income due to dividends reinvested in the Plan is the United States dollar equivalent of the sum of the fair market value on the payment date of the Common Shares purchased with reinvested dividends and the amount of Canadian tax withheld. This amount will include any discount, along with the Canadian tax withheld or paid, if any, on account of any discount that might be offered through the Plan.  If the Corporation elects to purchase shares for a U.S. Participant’s account on the open market, the portion of any brokerage commissions paid by the Corporation that is attributable to the purchase of the participant’s shares will be treated as a taxable dividend to the participant. Any such dividend amount will, however, increase the tax basis of the participant’s shares.

If you are a noncorporate U.S. Participant, dividends that are reinvested and paid in the form of Common Shares through the Plan that constitute qualified dividend income will be taxable to you at the preferential rates applicable to long-term capital gains provided that you held the shares on which dividends were paid for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Dividends paid and reinvested through the Plan on behalf of a noncorporate U.S. Participant generally will be qualified dividend income.

Subject to limitations, a U.S. Participant may generally elect either to credit the amount of any Canadian tax withheld on dividends against his or her United States Federal income tax liability or to deduct the amount of such taxes from his or her gross income.

A U.S. Participant’s Federal income tax basis for each Common Share or fraction thereof acquired through reinvestment of dividends or making of optional cash payments pursuant to the Plan will be the fair market value of such Common Share or fraction thereof on the date it is purchased. The holding period for each Common Share or fraction thereof will begin on the day following the purchase date.

A U.S. Participant will recognize a taxable gain or loss when Common Shares, including fractional Common Shares, are sold or exchanged, whether pursuant to a termination of the Plan or of the Participant’s participation in the Plan or otherwise. The amount of this gain or loss will be the difference between the amount a Participant receives for the Common Shares and the Participant’s adjusted tax basis therefor. The gain or loss will be a capital gain or loss if the Common Shares are held as capital assets and will be a long-term capital gain or loss if the holding period for such Common Shares exceeds one year.

General

The Corporation reserves the right to interpret and regulate the Plan as it deems necessary or desirable and any such interpretation or regulation will be final.

Any reference herein to a dividend record date or a dividend payment date means such date with respect to a dividend payable on Common Shares.

Unless the context otherwise requires, words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include feminine and neuter genders and vice versa, and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

Effective Date

The effective date of the Plan is May 5, 1994.

RECEIPT AND USE OF PROCEEDS

The Corporation will only receive proceeds under the Plan if Common Shares are issued from the treasury of the Corporation rather than being purchased in the open market on a stock exchange. If Common Shares are issued from treasury pursuant to the Plan, the proceeds received by the Corporation from time to time, will be added to the general funds of the Corporation and may be applied to:

1.     reduce short term debt and bank loans;

2.     provide financing for the capital expenditure and investment programs of the Corporation and of its various subsidiaries; and

3.     retire current maturities of debentures of the Corporation or its subsidiaries.

December 18, 2013

ENBRIDGE INC.

“Al Monaco”

Al Monaco
President & Chief Executive Officer

PLAN FEATURES	DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN OFFERING CIRCULAR

• The Plan provides an efficient and cost effective manner to acquire additional Common Shares in the Corporation.

• Registered holders of the Corporation’s Common Shares are eligible to participate.

• Under the Plan, cash dividends paid on Common Shares are currently reinvested in additional Common Shares at a discount to market.

• Additional Common Shares may also be acquired through optional cash payments of up to CDN$5,000 per quarter at a price equal to market.

• In either case, Participants do not pay brokerage commissions or any other costs associated with the Plan.

• The tax treatment of additional Common Shares issued under the Plan is similar to the treatment of cash dividends.